                                                                    EXHIBIT 99.1



               THORNBURG MORTGAGE REPORTS 3Q DILUTED EPS OF $0.68;
                           DECLARES $0.63 3Q DIVIDEND

                                   ----------

o        RECORD NET INCOME REPORTED FOR THE 10TH CONSECUTIVE QUARTER

o        QUARTERLY DIVIDEND INCREASED TO $0.63, A 9% INCREASE OVER PRIOR YEAR

o        3Q MORTGAGE ORIGINATION ACTIVITY OF $997.4 MILLION, UP 64%
         YEAR-OVER-YEAR

o        ANNUAL ORIGINATION TARGET ACHIEVED IN NINE MONTHS

o        TOTAL ASSETS INCREASE TO $17.3 BILLION; UP 71% OVER 3Q 2002


         SANTA FE, NM, OCTOBER 20, 2003 -- Thornburg Mortgage, Inc. (NYSE: TMA) reported record net income for the quarter ended September 30, 2003 of $45.8 million, or $0.68 diluted earnings per common share, as compared to $32.6 million, or $0.67 diluted earnings per common share, for the quarter ended September 30, 2002. Taxable earnings for the quarter are estimated to be $0.69 per common share, compared to $0.66 per common share in the same quarter a year ago.

         Simultaneous with the earnings announcement, the company's Board of Directors declared a third quarter dividend of $0.63 per common share, payable on November 17, 2003 to shareholders of record on November 5, 2003. This dividend represents a 9% increase over the year-earlier period and a 2% increase over the second quarter of 2003.

         Garrett Thornburg, chairman and chief executive officer, remarked, "Despite an environment that has proved challenging for many mortgage-related companies, our operating results reached record levels for the tenth consecutive quarter. We are pleased about the company's ability to continue to provide shareholders with stable earnings and consistent dividend income. This higher dividend is the company's sixth consecutive quarterly dividend increase and based on our current share price, equates to an annualized dividend yield exceeding 9%. Our ability to increase the dividend at a time when our business has been tested by current market conditions should send a clear signal to our investor base that we are confident in the dividend outlook and in the resilience of our diversified approach to mortgage lending."

         Larry Goldstone, president and chief operating officer, remarked, "We posted solid quarterly results despite a decline in our average portfolio margin. Rising prepayments, which increased from 31% Constant Prepayment Rate
(CPR) to 39% CPR during the quarter, created a challenge for us as we were required to reinvest the proceeds in lower yielding assets. These lower yielding investments coupled with increased cash balances resulted in our average ARM portfolio yield decreasing by 32 basis points to 3.85%."

         Mr. Goldstone continued, "Additionally, our cost of funds did not decrease by the same amount as our asset yields. Our commitment to actively manage our exposure to interest rate risk by match funding our assets and liabilities in part explains this difference. As interest rates rose during the third quarter, we incrementally increased the duration of our hedged borrowing position, which limited the duration gap of our portfolio to 2.3 months. We believe the cost associated with match funding our assets and liabilities is worthwhile, as the benefit of pursuing this strategy is to limit the impact of rising interest rates on our financial results. The increase in our hedged borrowing position along with the issuance of collateralized debt and the issuance of senior notes in the prior quarter served to offset the decline in our cost of funds. The company's average cost of funds during the quarter decreased 20 basis points to 2.53%. Taken together, these factors resulted in a 14 basis point decline in our average portfolio margin to 1.53%."

        Mr. Goldstone concluded, "Our outlook for the future remains optimistic. Going forward, we fully anticipate seeing improvement in our portfolio margin for two reasons. First, as interest rates rise, prepayments generally slow, thereby reducing portfolio runoff. Second, we now have the ability to carry more assets on our balance sheet given the diversification of our financing strategies, our reduced reliance on reverse repo debt, and the size of our long-term capital position. This should allow us to add higher yielding assets to our portfolio despite a reduction in prepayment cash flows. These factors should enhance our margin income in future periods."

         Commenting on the mortgage origination program, Joseph Badal, chief executive officer of Thornburg Mortgage Home Loans, Inc. ("TMHL"), the company's mortgage lending subsidiary, said, "Though interest rates have risen and refinancing activity has declined materially, ARMs have gained in popularity versus traditional 30 year mortgages, and as a result, our origination channels continue to produce healthy volumes. ARM loan originations totaled $997.4 million in the third quarter, a 22% increase over last quarter. Year-to-date we've closed $2.7 billion of loans, which represents an 84% increase in production over the first nine months of last year. More importantly, we achieved our annual origination target of $2.6 to $2.8 billion in just nine months. In addition, mortgage origination volumes remain solid with $821.4 million of loans in the pipeline at September 30, 2003, most of which we expect will close in the fourth quarter. At the current pace, we are confident we will exceed $3.3 billion in originations this year."

          Mr. Badal added, "Due to our loan modification program, we were able to retain many of our customers despite a very high refinance environment. This program allows us to refinance the loan with an existing customer and is more profitable than new origination or wholesale acquisition opportunities. In the third quarter we modified 635 loans representing $343.7 million. Since instituting our loan modification program, we have modified 1,266 loans totaling $694.4 million. With the recent increase in interest rates, modification activity has slowed substantially, and at September 30, 2003, TMHL had $22.6 million of loan modifications in process."

         The company's conservative underwriting approach and focus on high quality borrowers significantly reduces its exposure to the credit risk associated with originating residential mortgage loans. This strong credit performance is reflected in the company's 60-day plus delinquent loans, which amounted to 0.09% on $6.3 billion of securitized and unsecuritized loans, compared to 1.62% for the industry as a whole. The company has not realized a loan loss in the past seven quarters, and since 1998 has experienced cumulative credit losses of just $174,000. At September 30, 2003, loan loss reserves totaled $7.6 million.

         Mr. Badal concluded, "Our objective remains to grow our origination business over time, in both absolute terms and as a percentage of our overall annual asset acquisitions. We believe we are well positioned to grow our share of the purchase market based on our competitive rates, tailored product menu and concierge level of service. By strategically partnering with financial intermediaries - correspondent lenders, financial planners and corporate affinity clients - we believe we can capitalize on the better margins available from our mortgage origination channels, which should drive earnings in future periods."

         TMHL currently offers single-family residential mortgages through approximately 120 correspondent lenders across the country and directly to borrowers in 46 states and the District of Columbia. The company's ultimate goal is to originate loans in all 50 states. In addition, during the third quarter, TMHL's loan servicing portfolio grew 23% to $3.8 billion, representing 8,358 customers.

         For the quarter ended September 30, 2003, net income grew to $45.8 million and net interest income grew to $59.9 million, up 40% and 41%, respectively, from a year ago. Richard Story, chief financial officer, said, "We increased our ARM portfolio by 65% over the past 12 months, and 12% in the third quarter, ending the quarter with $16.5 billion of ARM assets. During the quarter, we acquired or originated $4.2 billion of new mortgage assets at an average purchase price of 100.9%. Return on common equity for the third quarter was 15.4% compared to 16.9% for the year ago period."

        Mr. Story continued, "Our ability to grow our earnings is a partially a function of our continued access to equity capital and improved utilization of existing capital. In August, we completed a loan securitization in which we issued $1.4 billion of securitized ARM loans to third party investors, in a non-sale financing transaction. This non-recourse transaction further diversifies our financing sources, incrementally reduces our reliance on the reverse repurchase market, and its inherent margin requirements, and frees up additional capital to facilitate further balance sheet growth."

         Mr. Story added, "We also effectively tapped the equity markets during the quarter. In July we issued 4 million shares of common stock at a price of $27.60 per share. Additionally, we continued to raise capital advantageously through our dividend reinvestment and stock purchase plan and controlled equity offering program. Through these diverse capital-raising programs we raised net equity proceeds of $159.1 million at an average net share price of $25.73. Our volume weighted average share price during the quarter was $26.88. Year-to-date we have raised net proceeds of $337.8 million, exceeding our $300 million capital-raising goal for the year."

        The accretive nature of these capital raises is evident in the growth of the company's historical book value (excluding unrealized market value adjustments described as other comprehensive income), which improved to $18.82 per common share during the quarter, an

11% increase from one year ago. Book value (including the unrealized market value loss of $204 million) was $15.91, as compared to $15.62 for the quarter ended September 30, 2002.

         In the third quarter the average portfolio margin was 1.53% compared to 1.84% a year ago and 1.67% for the quarter ended June 30, 2003. The company's average cost of funds during the quarter was 2.53%, down from 2.73% in the prior quarter and 3.19% for the quarter ended September 30, 2002. The average ARM portfolio yield decreased to 3.85% from 4.17% during the quarter as we added new ARM assets in a lower interest rate environment.

         Mr. Story explained, "We employ a matched funding strategy in order to effectively insulate the company from a rising interest rate environments. We accomplish this by extending the duration of the short-term funding on our hybrid ARMs with interest rate swaps, Eurodollar contracts, and interest rate cap agreements so that it matches up with the duration of the hybrid ARMs. Hybrid ARMs accounted for $4.0 billion of the $4.2 billion in new ARM assets we acquired, and now represent 80% of our portfolio. Against the hybrid ARM portfolio, we have secured $11.1 billion of hedged borrowings such that the duration gap was 1.8 months. The remaining 20% of the portfolio consisted of traditional ARM assets that reprice in a year or less. These assets are funded with short-term borrowings such that the repricing mismatch on this portion of the portfolio was 63 days at September 30, 2003. Actively hedging our portfolio in this manner will mitigate the potential adverse impact rising interest rates could have on our earnings."

         The company continues to focus on strong asset quality, which aids in keeping credit losses and financing costs low, and ensures the company's access to financing through the credit cycle. At September 30, 2003, 91.5% of ARM assets were privately issued securities rated AAA or AA, or Fannie Mae or Freddie Mac agency securities, which have an implied AAA rating. Mr. Story commented, "The level of high quality assets was somewhat lower this quarter, because of the increased amount of originated or purchased "A" quality ARM loans we had pending securitization at quarter end. These loans accounted for 7.4% of the portfolio at the end of the third quarter. As in previous securitizations, we anticipate that the vast majority of these loans will become AAA-rated securities. For example, in the August 28, 2003 securitization, 97% of the loans were securitized into the AAA class, increasing the percentage of high quality assets in the portfolio."

         The company will host a dial-in conference call on Tuesday, October 21, 2003 at 10:30 a.m. (EDT), to discuss its 2003 third quarter results. The teleconference dial-in number is (888) 273-9885. A replay of the call will be available beginning at 2:00 p.m. on October 21, 2003 and ending at midnight on October 28, 2003. The replay dial-in number is (800) 475-6701, access code 700641. The conference call will also be web cast live through a link at the company's web site at www.thornburgmortgage.com.

         Shareholders interested in reinvesting their dividends or purchasing stock direct from Thornburg Mortgage may do so through the company's Dividend Reinvestment and Stock Purchase Plan by contacting American Stock Transfer & Trust Company, the company's Plan Administrator, at 1-877-366-6442 (toll free), or by contacting the company. The company currently offers a 2% discount on shares purchased through the Plan.

         Thornburg Mortgage is a single-family residential mortgage lender focused principally on the jumbo segment of the mortgage market. Backed by a sizeable balance sheet of $17.3 billion in assets, the company seeks to deliver attractive dividend income and steady growth for its shareholders through the acquisition and origination of high credit quality adjustable-rate mortgage assets. Capitalizing on its innovative lending model and REIT tax structure, Thornburg Mortgage is an efficient provider of specialized mortgage loan products for borrowers with excellent credit, and is positioned to become one of the top 50 mortgage lenders in the country. We invite you to visit the company's website at www.thornburgmortgage.com.

                                      # # #

         Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors outlined in the company's SEC reports and the annual report on Form 10-K.

         Contact:  Leanne L. Gallagher @ (505) 989-1900
                   investorrelations@thornburg.com

                            THORNBURG MORTGAGE, INC.
                                INCOME STATEMENT
                  (Amounts in thousands, except per share data)

                               FOR QUARTERS ENDED:


                                                   September 30, 2003   September 30, 2002
                                                   ------------------   ------------------
Interest income from ARM assets and cash             $       151,166     $       109,662
Interest expense on borrowed funds                           (91,261)            (67,149)
                                                     ---------------     ---------------
NET  INTEREST  INCOME                                         59,905              42,513

Gain on ARM assets, net                                        1,820                  18
Fee income                                                       424                 335
Provision for credit losses                                     (970)                 --
Hedging expense                                                 (145)               (173)
Management fee                                                (3,068)             (2,076)
Performance fee                                               (7,136)             (5,044)
Long-term incentive awards                                    (2,299)               (718)
Other operating expenses                                      (2,763)             (2,245)
                                                     ---------------     ---------------

NET INCOME                                           $        45,768     $        32,610
                                                     ===============     ===============

Net income                                           $        45,768                   $
                                                                                  32,610
Dividends on Series A preferred stock                             --              (1,670)
                                                     ---------------     ---------------

Net income available to common shareholders          $        45,768     $        30,940
                                                     ===============     ===============

Basic earnings per share:
     Net income                                      $          0.69     $          0.68
     Average number of shares outstanding                     66,092              45,733
                                                     ===============     ===============

Diluted earnings per share:
     Net income                                      $          0.68     $          0.67
     Average number of shares outstanding                     67,532              48,493
                                                     ===============     ===============



Dividends declared per common share                  $          0.63     $          0.58

Noninterest expense as a percent
   of average assets                                            0.39%               0.44%

                            THORNBURG MORTGAGE, INC.
                                INCOME STATEMENT
                  (Amounts in thousands, except per share data)

                             FOR NINE MONTHS ENDED:




                                                    September 30, 2003     September 30, 2002
                                                    ------------------     ------------------
Interest income from ARM assets and cash             $        411,259       $        285,527
Interest expense on borrowed funds                           (244,589)              (174,433)
                                                     ----------------       ----------------
NET  INTEREST  INCOME                                         166,670                111,094

Gain on ARM assets, net                                         5,400                    105
Fee Income                                                      1,365                    377
Provision for credit losses                                    (1,976)                    --
Hedging expense                                                  (542)                (1,109)
Management fee                                                 (8,239)                (5,623)
Performance fee                                               (20,247)               (11,958)
Long-term incentive awards                                     (7,043)                (2,198)
Other operating expenses                                       (8,354)                (5,848)
                                                     ----------------       ----------------


NET INCOME                                           $        127,034       $         84,840
                                                     ================       ================


Net income                                           $        127,034       $         84,840
Dividends on Series A preferred stock                          (3,340)                (5,009)
                                                     ----------------       ----------------

Net income available to common shareholders          $        123,694       $         79,831
                                                     ================       ================

Basic earnings per share:
     Net income                                      $           2.04       $           1.93
     Average number of shares outstanding                      60,572                 41,401
                                                     ================       ================

Diluted earnings per share:
     Net income                                      $           2.02       $           1.92
     Average number of shares outstanding                      62,887                 44,161
                                                     ================       ================


Dividends declared per common share                  $           1.85       $           1.70

Noninterest expense as a percent
   of average assets                                             0.44%                  0.44%

                            THORNBURG MORTGAGE, INC.
                                  BALANCE SHEET
                             (Amounts in thousands)


                                                         September 30, 2003     December 31, 2002
                                                         ------------------     -----------------
ASSETS

     Adjustable-rate mortgage ("ARM") assets:
       ARM securities                                     $     10,177,743      $      6,640,312

       ARM loans:
         Securitized ARM loans                                   2,913,391             2,695,331
        ARM loans collateralizing long-term debt                 2,179,779               289,783
        ARM loans held for securitization                        1,228,695               709,787
                                                          ----------------      ----------------
           ARM loans                                             6,321,865             3,694,901
                                                          ----------------      ----------------

     Cash and cash equivalents                                     178,944                47,817
     Restricted cash                                               508,460                74,403
     Hedging instruments                                            26,244                    --
     Accrued interest receivable                                    64,159                47,435
     Prepaid expenses and other                                     10,030                 8,064
                                                          ----------------      ----------------
                                                          $     17,287,445      $     10,512,932
                                                          ================      ================

LIABILITIES

     Reverse repurchase agreements                        $     12,579,032      $      8,425,729
     Long-term collateralized debt                               2,152,809               255,415
     Whole loan financing facilities                             1,021,214               589,081
     Hedging instruments                                           155,479               142,531
     Senior notes                                                  194,520                    --
     Payable for assets purchased                                       --               202,844
     Accrued interest payable                                       27,402                17,234
     Dividends payable                                                  --                32,536
     Accrued expenses and other                                     36,714                14,520
                                                          ----------------      ----------------
                                                                16,167,170             9,679,890
                                                          ----------------      ----------------

SHAREHOLDERS' EQUITY

     Preferred stock: par value $0.01 per share;
         0 and 2,760 shares authorized, issued and
         outstanding, respectively                                      --                65,805
     Common stock: par value $0.01 per share;
         497,218 shares authorized, 70,397 and 52,763
         shares issued and outstanding, respectively                   704                   528
     Additional paid-in-capital                                  1,282,481               878,929
     Accumulated other comprehensive loss                         (204,448)             (105,254)
     Notes receivable from stock sales                              (5,910)               (7,437)
     Retained earnings                                              47,448                   471
                                                          ----------------      ----------------
                                                                 1,120,275               833,042
                                                          ----------------      ----------------

                                                          $     17,287,445      $     10,512,932
                                                          ================      ================